UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933
ENSTAR GROUP LIMITED
(Exact name of registrant as specified in its charter)

Bermuda (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)

P.O. Box HM 2267
Windsor Place, 3rd Floor, 22 Queen Street
Hamilton HM JX
Bermuda
Telephone: (441) 292-3645
(Address, including zip code, telephone number, including area code, of registrant’s principal executive offices)

ENSTAR GROUP LIMITED 2016 EQUITY INCENTIVE PLAN
(Full title of the plan)

Enstar (US) Inc.
411 Fifth Avenue, Floor 5
New York, NY 10016
(212) 790-9700
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mark W. Smith Chief Financial Officer Enstar Group Limited P.O. Box HM 2267 Windsor Place, 3rd Floor, 22 Queen Street Hamilton HM JX Bermuda	Robert C. Juelke, Esq. Drinker Biddle & Reath LLP One Logan Square, Suite 2000 Philadelphia, PA 19103-6996 (215) 988-2759
CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Ordinary Shares ($1.00 par value) (1)	689,654	$154.60	$106,620,508	$10,736.69

(1)
Estimated in accordance with Rule 457(c) and (h)(1), the proposed maximum offering price per share, proposed maximum aggregate offering price and the amount of the registration fee are based upon the average of the high and low prices reported on the The Nasdaq Stock Market LLC on June 16, 2016.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
The information specified in this Part I is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (“Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
There are hereby incorporated by reference into this Registration Statement the following documents and information heretofore filed with the Commission by Enstar Group Limited (the "Company" or the "Registrant"):

(1)	the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015;

(2)	the Registrant's Current Reports on Forms 8-K, filed with the Commission on February 18, 2016, February 24, 2016 and June 17, 2016;

(3)	the Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, filed with the Commission on May 6, 2016;

(4)	the information specifically incorporated by reference into Enstar’s Annual Report on Form 10-K from its definitive proxy statement filed on April 29, 2016; and

(5)
the description of Registrant’s share capital contained in Exhibit 99.1 of the Registrant’s Current Report on Form 8-K, filed with the Commission on June 17, 2016, including any amendment thereto or report filed for the purpose of updating such description.

In addition, each document filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered hereunder have been sold or that deregisters all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.
Any statement contained herein or in a document incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.
Item 6. Indemnification of Directors and Officers
Section 98 of the Bermuda Companies Act of 1981, as amended (the “Act”), provides generally that a Bermuda company may indemnify its directors, officers and auditors against any liability that by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from the fraud or dishonesty of which such director, officer or auditor may be guilty in relation to the company. Section 98 further provides that a Bermuda company may indemnify its directors, officers and auditors against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to Section 281 of the Act.
Section 53 of our Fourth Amended and Restated Bye-laws (our “Bye-laws”) provides that all of our directors and officers will be indemnified and held harmless out of our assets from and against all losses incurred by such persons in connection with the execution of their duties as directors and officers, except that such indemnity will not extend to any matter in which such person is found, in a final judgment or decree not subject to appeal, to have committed fraud or dishonesty. In addition, our Bye-laws provide that each shareholder waives any claim, whether individually or on behalf of Enstar, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for us or

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any of our subsidiaries, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such director or officer.
Our Bye-laws also provide our acknowledgment that the director designated by certain affiliates of Goldman, Sachs & Co. (“GS”) pursuant to the Investment Agreement dated April 20, 2011 between GS and Enstar (the “Investment Agreement”) may have certain rights to indemnification, advancement of expenses and/or insurance provided by GS and certain of its affiliates. Under our Bye-laws, we have agreed that we are the indemnitor of first resort with respect to any actions, costs, charges, losses, damages or expenses incurred or sustained in connection with the execution by such director of his duties as a director of Enstar, that our duties to advance and pay expenses under our Bye-laws shall apply without regard to any rights such person may have against GS and certain of its affiliates, and that we have waived and released GS and certain of its affiliates from any and all claims for contribution, subrogation or any other recovery in connection therewith. As a result, just as we would indemnify any of our other directors, we would indemnify the director designated by GS rather than requiring him to first pursue indemnification from other parties.
We also have entered into indemnification agreements with our directors and certain officers, which provide, among other things, that we will, to the extent permitted by applicable law, indemnify and hold harmless each indemnitee if, by reason of such indemnitee’s status as one of our directors or officers, such indemnitee was, is or is threatened to be made a party or participant in any threatened, pending or completed proceeding, whether of a civil, criminal, administrative, regulatory or investigative nature, against all judgments, penalties, fines, excise taxes, interest and amounts paid in settlement and incurred by such indemnitee in connection with such proceeding. In addition, each indemnification agreement provides for the advancement of expenses incurred by the indemnitee in connection with any proceeding covered by the agreement, subject to certain exceptions. None of the indemnification agreements preclude any other rights to indemnification or advancement of expenses to which the indemnitee may be entitled, including but not limited to, any rights arising under our governing documents or any other agreement, any vote of our shareholders or any applicable law.
We have entered into employment agreements with our five executive officers, each agreement containing provisions requiring us to indemnify and defend these executive officers to the fullest extent permitted by law and under our governing documents.
Section 98A of the Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such purpose.
From and after January 31, 2007, which was the effective time of our merger with The Enstar Group, Inc., we agreed to indemnify and hold harmless all past and present directors, officers, employees and agents of The Enstar Group, Inc. and its subsidiaries before the consummation of the merger for losses in connection with any action arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such at or before the effective time of the merger. We will indemnify or advance expenses to such persons to the same extent such persons were indemnified or had the right to advancement of expenses under The Enstar Group, Inc.’s articles of incorporation, bylaws and indemnification agreements, if any, as these documents existed on the date of the merger, and to the fullest extent permitted by law.
Item 8. Exhibits
Refer to the Exhibit Index attached hereto, which is incorporated herein by reference.
Item 9. Undertakings
The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

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(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offering herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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SIGNATURES
Pursuant to the requirements of the Securities Act, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, Bermuda, on this 20th day of June, 2016.

ENSTAR GROUP LIMITED
By:	/s/ Dominic F. Silvester
Dominic F. Silvester
Chief Executive Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mark W. Smith and Paul J. O’Shea, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her and in his or her name, place and stead, in any and all capacities, to sign, execute and file this Registration Statement and any amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents required to be filed with respect therewith, with the Securities and Exchange Commission or any regulatory authority, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises in order to effectuate the same as fully to all intents and purposes as he or she might or could do if personally present, hereby ratifying and confirming all that such attorneys-in-fact and agents or his or their substitute or substitutes, may lawfully do or cause to be done.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on this 20th day of June, 2016.

/s/ Dominic F. Silvester	/s/ Mark W. Smith
Dominic F. Silvester Chief Executive Officer and Director	Mark W. Smith Chief Financial Officer (signing in his capacity as principal financial officer)

/s/ Guy T.A. Bowker	/s/ Robert J. Campbell
Guy T.A. Bowker Chief Accounting Officer (signing in his capacity as principal accounting officer)	Robert J. Campbell Chairman

/s/ B. Frederick Becker	/s/ Sandra L. Boss
B. Frederick Becker Director	Sandra L. Boss Director

/s/ James D. Carey	/s/ Hans-Peter Gerhardt
James D. Carey Director	Hans-Peter Gerhardt Director

/s/ Paul J. O'Shea	/s/ Hitesh R. Patel
Paul J. O'Shea Executive Vice President, Joint Chief Operating Officer, Director	Hitesh R. Patel Director

/s/ Sumit Rajpal	/s/ Poul A. Winslow
Sumit Rajpal Director	Poul A. Winslow Director

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES
Pursuant to the requirements of the Securities Act, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Registration Statement on this 20th day of June, 2016.

ENSTAR (US) INC.
AUTHORIZED U.S. REPRESENTATIVE
By:	/s/ Paul Brockman
Paul Brockman
President and Chief Operating Officer

EXHIBIT INDEX

Exhibit Number		Description of Document
4.1
Registration Rights Agreement, dated as of January 31, 2007, by and among Castlewood Holdings Limited, Trident II, L.P., Marsh & McLennan Capital Professionals Fund, L.P., Marsh & McLennan Employees’ Securities Company, L.P., Dominic F. Silvester, J. Christopher Flowers (rights subsequently assigned to Trident V, L.P., Trident V Parallel Fund, L.P. and Trident V Professionals Fund, L.P. in May 2012), and other parties thereto set forth on the Schedule of Shareholders attached thereto (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K12B filed on January 31, 2007) (file no. 001-33289).

4.2
Registration Rights Agreement, dated as of April 20, 2011, by and among Enstar Group Limited, GSCP VI AIV Navi, Ltd., GSCP VI Offshore Navi, Ltd., GSCP VI Parallel AIV Navi, Ltd., GSCP VI Employee Navi, Ltd., and GSCP VI GmbH Navi, L.P. (incorporated by reference to Exhibit 99.3 of the Company’s Form 8-K filed on April 21, 2011).

4.3
Registration Rights Agreement, dated April 1, 2014, among Enstar Group Limited, FR XI Offshore AIV, L.P., First Reserve Fund XII, L.P., FR XII A Parallel Vehicle L.P., FR Torus Co-Investment, L.P. and Corsair Specialty Investors, L.P. (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on April 4, 2014).

4.4
Investment Agreement, dated as of April 20, 2011, by and among Enstar Group Limited, GSCP VI AIV Navi, Ltd., GSCP VI Offshore Navi, Ltd., GSCP VI Parallel AIV Navi, Ltd., GSCP VI Employee Navi, Ltd., and GSCP VI GmbH Navi, L.P. (incorporated by reference to Exhibit 99.1 of the Company’s Form 8-K filed on April 21, 2011).

4.5
Shareholder Rights Agreement, dated April 1, 2014, among Enstar Group Limited, FR XI Offshore AIV, L.P., First Reserve Fund XII, L.P., FR XII A Parallel Vehicle L.P., FR Torus Co-Investment, L.P. and Corsair Specialty Investors, L.P. (incorporated by reference to Exhibit 10.2 of the Company’s Form 8-K filed on April 4, 2014).

4.6
Termination and Waiver Agreement, dated June 3, 2015, by and among First Reserve Fund XII, L.P., FR XII-A Parallel Vehicle, L.P., FR XI Offshore AIV, L.P., FR Torus Co-Investment, L.P. and Enstar Group Limited (incorporated by reference to Exhibit 10.4 of the Company’s Form 10-Q filed on August 7, 2015).

4.7
Shareholder Rights Agreement, dated June 3, 2015, between Enstar Group Limited and Canada Pension Plan Investment Board (incorporated by reference to Exhibit 10.1 of the Company’s Form 8-K filed on June 3, 2015).

5.1	*	Opinion of Conyers Dill & Pearman, Bermuda counsel, regarding legality of securities.

23.1	*	Consent of KPMG

23.2	*	Consent of Conyers Dill & Pearman, Bermuda counsel (included in Exhibit 5.1).

24.1	*	Powers of Attorney (included on signature page).

99.1		Enstar Group Limited 2016 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 to the Company's Form 8-K filed on June 17, 2016).

*	Filed herewith